Exhibit 10.41

John L. Butler

EVP- Human Resources

Revised - June 3, 2010
TO: Mr. Mark L. Schiller 2711 Blackhawk Road Wilmette, IL 60091 (312) 502-8620	RE: EMPLOYMENT OFFER

Dear Mark,

We are pleased to confirm our offer for the position of EVP & President Duncan Hines Grocery Division for Pinnacle Foods Group LLC (“Pinnacle”), Mountain Lakes, NJ, at a bi-weekly salary of $16,346.15 (which equates to an annual salary of $425,000.00). You will report directly to Bob Gamgort, Chief Executive Officer. In addition to your base salary, you will be eligible for participation in our Management Incentive Program, which is designed to provide incentive compensation to employees who make a substantial contribution to the success of the Company. Your bonus target is 85% of your base salary. Your bonus payment is contingent on company performance and the achievement of personal performance targets recommended by Bob and approved by the Pinnacle Compensation Committee. Your bonus for 2010 will be prorated, at target.

You will receive Profits Interests of 500 Units in the Pinnacle senior management equity plan and you will be subject to all of the terms and conditions thereof.

Should your position be eliminated or you are terminated for anything other than Cause, as defined below, or should you terminate your employment based upon Constructive Termination, as defined below, you would be guaranteed twelve (12) months of base salary and target bonus to be paid in equal installments over 12 months in accordance with our severance policy, including 12 months of healthcare benefits for your spouse and eligible dependents at active employee contribution rates, until such time as any new employer’s healthcare benefits are available to you and your family and a prorated bonus, at target, for the year during which such termination occurs. You would also be provided up to one year of senior executive outplacement services by a mutually agreeable outplacement firm.

ONE BLOOMFIELD AVENUE, MOUNTAIN LAKES, NEW JERSEY 07046

Phone: 973-541-6680 . Fax: 973-541-6693

Schiller/pg.2

For purposes of this Agreement, “Cause” shall mean (A) your continued willful failure substantially to perform your material duties of employment (other than as a result of total or partial incapacity due to physical or mental illness) following written notice by the Company to you of such failure and 30 days within which to cure; (B) theft or embezzlement of Company property; (C) any act on your part that constitutes a felony under the laws of the United States or any state thereof (provided, that if you are terminated for any action described in this clause (C) and you are never indicted in respect of such action, then the burden of establishing that such action occurred shall be on the Company in respect of any proceeding related thereto between the parties and the standard of proof shall be clear and convincing evidence (and if the Company fails to meet such standard, the Company shall reimburse you for your reasonable legal fees in connection with such proceeding)); or (D) your willful material misconduct in connection with your duties to the Company or any act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates. No act shall be “willful” if conducted in good faith with a reasonable belief that such conduct was in the best interests of the Company.

For purposes of this Agreement, a “Constructive Termination” shall be deemed to have occurred upon (A) the failure of the Company to pay your base salary or annual bonus (if any) when due; (B) a reduction in your base salary or target bonus opportunity percentage of base salary (excluding any change in value of equity incentives or a reduction in base salary and/or annual bonus affecting substantially all similarly situated executives by the same percentage of base salary and/or annual bonus); (C) any substantial and sustained diminution in your title, duties, authority or responsibilities (including reporting responsibilities), or (D) a relocation of your primary work location more than 50 miles without your prior written consent; provided, further, that Constructive Termination shall cease to exist for an event on the 60thday following the later of its occurrence or your knowledge thereof, unless you have given the Company written notice thereof prior to such date.

The Company will assist you in your move to New Jersey by providing you with the benefits of our relocation policy that is attached for your review. In addition, the company will provide you with a relocation bonus of $200,000. This bonus is intended to offset 50% of the anticipated loss on sale of your current home. However, you will be entitled to this payment even if your loss on sale is less than $400,000.

The Company also agrees to offset 50% of any additional loss on sale in excess of $400,000 up to a maximum loss on sale of $600,000 and a maximum company payment of $300,000. The $200,000 relocation bonus will be authorized for payment within 30 days of your start date. The relocation bonus is not subject to gross up under Pinnacle’s relocation policy. By executing this agreement, you are agreeing to repay the Company the cost of your relocation, total relocation bonus and expenses if you voluntarily resign, other than based upon Constructive Termination, or are terminated for Cause, within 18 months of your hire date. The Company also agrees to provide temporary housing in NJ for up to 60 days following the sale of your current home not to exceed a total of 8 months. As discussed, the Company will afford you reasonable flexibility during the 60 day to 8 month period with respect to: the number of visits to your immediate family until your immediate family permanently relocates to New Jersey, the storage of family possessions and the number of automobiles transported to New Jersey. The Company will also afford you reasonable flexibility in setting a mutually agreeable asking price for your home if it is above the 105% of appraisal as outlined in our relocation plan.

ONE BLOOMFIELD AVENUE, MOUNTAIN LAKES, NEW JERSEY 07046

Phone: 973-541-6680 . Fax: 973-541-6693

Schiller/pg.3

You will be expected to execute a Confidentiality and Non-Disclosure Agreement with Pinnacle Foods Group LLC. It is my understanding, and you have confirmed, that you have signed a Confidentiality Agreement, Non-Disclosure Agreement and/or Non-Compete Agreement with your previous employer a copy of which you will provide for Pinnacle’s review. You confirm that you are under no other obligations, including the above referenced Confidentiality Agreement, Non-Disclosure Agreement and/or Non-Compete Agreement or agreements with any other employer that would interfere with your employment with us and the job responsibilities as discussed to date. The Company confirms its receipt of a letter from your previous employer regarding your ability to accept employment with the Company. Further, you are not prohibited or restricted from accepting employment with Pinnacle as offered in this letter. Pinnacle also confirms that we do not want you to share any of the confidential information as part of your Pinnacle job responsibilities.

Additionally, you have confirmed to me that you are not in possession of any confidential, proprietary and/or trade secret information obtained from your current, or any former, employer, which you intend to utilize in furtherance of our business. Further you understand that you are specifically advised by Pinnacle against possessing or using any such confidential, proprietary and/or trade secret information. Should you have any questions regarding this matter, please contact me immediately.

You will be covered and indemnified under the then current Company’s Directors and Officers Liability Insurance at active officer level during employment and thereafter, as provided in the then existing policy. A current copy of the existing policy is attached hereto. Additionally, in the event that the Company adopts change-in-control separation protection for its executives, you will be afforded the same type, level and amount of such protection as is afforded to your peers in the Company.

Enclosed with this letter is information about Pinnacle’s Benefit Plan which includes: Medical Plan, Prescription Drug Plan, Dental Plan, Short-Term Disability Plan, Basic Life Insurance Plan and Business Travel Insurance Plan, along with a 401(k) Savings Program. You are eligible for four weeks of annual vacation. Our vacation year starts on January 1 and your 2010 vacation will be prorated based on your starting date of employment which is anticipated to be June 7, 2010.

Your employment is contingent upon successful completion of our employment process, including, but not limited to: verification of your employment and education, reference checks, a pre-employment drug screening test and medical examination and/or inquiry. You will be contacted by Mary Lou Kehoe, Senior Director, Human Resources (856-969-7318) to initiate the pre-employment process.

Please sign and return this letter to me. The mailing address is: One Bloomfield Avenue, Mountain Lakes, NJ 07046. We anticipate your starting with us in the near future.

ONE BLOOMFIELD AVENUE, MOUNTAIN LAKES, NEW JERSEY 07046

Phone: 973-541-6680 . Fax: 973-541-6693

Schiller/pg.4

We are looking forward to what we believe would be a mutually successful and beneficial relationship.

Regards,

John L. Butler

ACCEPTED:

Mr. Mark L. Schiller	Date
cc: file

ONE BLOOMFIELD AVENUE, MOUNTAIN LAKES, NEW JERSEY 07046

Phone: 973-541-6680 . Fax: 973-541-6693